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Exhibit 10.4

NEORX CORPORATION
CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (VP) (this "Agreement"), dated as of May 13, 2003, is entered into by and between NEORX CORPORATION, a Washington corporation (as supplemented by Section 13, the "Company"), and KAREN AUDITORE-HARGREAVES (the "Executive").

        The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 1 hereof) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive arising from the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with reasonable compensation and benefit arrangements upon a Change of Control.

        In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1.     Definitions

        1.1   "Change of Control" shall have the definition set forth in Appendix A hereto, which is hereby incorporated by reference.

        1.2   "Change of Control Date" shall mean the first date on which a Change of Control occurs.

        1.3   "Employment Period" shall mean the two (2) year period commencing on the Change of Control Date and ending on the second anniversary of such date.

        1.4   "Severance Agreement" shall mean the Key Executive Severance Agreement, dated as of the date hereof, between the parties, as it may be amended from time to time, that provides for certain benefits related to termination of the Executive's employment that are unrelated to a Change of Control.

2.     Term

        The initial term of this Agreement ("Initial Term") shall be for a period of two (2) years from the date of this Agreement as first appearing above; provided, however, that this Agreement shall automatically renew for successive additional two (2) year periods ("Renewal Terms") unless notice of nonrenewal is given by either party to the other at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, and provided further that if a Change in Control occurs during the Term, the Term shall automatically extend for the duration of the Employment Period. The "Term" of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Employment Period. At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive.

3.     Employment

        3.1   Employment Period

        During the Employment Period, the Company hereby agrees to continue the Executive in its employ or in the employ of its affiliated companies, and the Executive hereby agrees to remain in the employ of the Company or its affiliated companies, in accordance with the terms and provisions of this Agreement; provided, however, that either the Company or the Executive may terminate the employment relationship subject to the terms of this Agreement.

        3.2   Position and Duties

        During the Employment Period, the Executive's position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date.

        3.3   Location

        During the Employment Period, the Executive's services shall be performed at the Company's headquarters on the Change of Control Date or any office that is subsequently designated as the headquarters of the Company and is less than thirty (30) miles from such location.

        3.4   Employment at Will

        The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or its affiliated companies is "at will" and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause. Moreover, if prior to the Change of Control Date, the Executive's employment with the Company or its affiliated companies terminates for any reason, then the Executive shall have no further rights under this Agreement; provided, however, that the Company may not avoid liability for any termination payments that would have been required during the Employment Period pursuant to Section 8 hereof by terminating the Executive prior to the Employment Period where such termination is carried out in anticipation of a Change of Control and the principal motivating purpose is to avoid liability for such termination payments.

4.     Attention And Effort

        During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of her productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to her hereunder, and will use her reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Employment Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Employment Period shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

5.     Compensation

        As long as the Executive remains employed by the Company during the Employment Period, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

        5.1   Salary

        The Executive shall receive an annual base salary (the "Annual Base Salary"), at least equal to the annual salary established by the Board or the Compensation Committee of the Board (the

"Compensation Committee") or the Chief Executive Officer for the fiscal year in which the Change of Control Date occurs. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other executives of the Company are paid. The Board or the Compensation Committee or the Chief Executive Officer shall review the Annual Base Salary at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.

        5.2   Bonus

        In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve (12) full months) bonus paid or payable (including by reason of any deferral and including the value of any stock awards and the compensation expense disclosed in the Company's financial statements for the grant of any stock options) to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Change of Control Date occurs. Each Annual Bonus shall be paid no later than ninety (90) days after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of the Annual Bonus.

6.     Benefits

        6.1   Incentive, Retirement and Welfare Benefit Plans; Vacation

        During the Employment Period, the Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be generally made available to other executives of the Company and its affiliated companies from time to time during the Employment Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any stock purchase, savings or retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).

        6.2   Expenses

        During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by her in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies during the Employment Period.

7.     Termination

        During the Employment Period, employment of the Executive may be terminated as follows, but, in any case, the nondisclosure provisions set forth in Sections 10.1 and 10.2 hereof and certain obligations under the Invention Agreement (as defined in Section 10.3 hereof) shall survive the termination of this Agreement and the termination of the Executive's employment with the Company:

        7.1   By the Company or the Executive

        At any time during the Employment Period, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate her employment for Good Reason (as defined below) or for any reason, upon giving the Notice of Termination (as defined below).

        7.2   Automatic Termination

        This Agreement and the Executive's employment during the Employment Period shall terminate automatically upon the death or Total Disability of the Executive. The term "Total Disability" as used herein shall mean the Executive's inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the duties set forth in Section 3.2 hereof for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive's control, unless the Executive is granted a leave of absence by the Board. The Executive and the Company hereby acknowledge that the duties specified in Section 3.2 hereof are essential to the Executive's position and that Executive's ability to perform those duties is the essence of this Agreement.

        7.3   Notice of Termination

        Any termination by the Company or by the Executive during the Employment Period shall be communicated by the Notice of Termination to the other party given in accordance with Section 12 hereof. The term "Notice of Termination" shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        7.4   Date of Termination

        During the Employment Period, "Date of Termination" means (a) if the Executive's employment is terminated by reason of death, at the end of the calendar month in which the Executive's death occurs, (b) if the Executive's employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive's Total Disability, and (c) in all other cases, ten (10) days after the date of personal delivery or mailing of the Notice of Termination. The Executive's employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive's compensation during such period, excuse the Executive from any or all of her duties during such period.

8.     Termination Payments

        In the event of termination of the Executive's employment during the Employment Period, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8.

        8.1   Termination by the Company Other Than for Cause or by the Executive for Good Reason

        If during the Employment Period the Company terminates the Executive's employment other than for Cause or the Executive terminates her employment for Good Reason, the Executive shall be entitled to:

          (a)   receive payment of the following accrued obligations (the "Accrued Obligations"):

            (i)    the Annual Base Salary through the Date of Termination to the extent not theretofore paid;

            (ii)   the product of (x) the Annual Bonus payable with respect to the fiscal year in which the Date of Termination occurs and (y) a fraction the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five (365); provided that, in the event that the Executive is entitled to an amount in respect of the Annual Bonus under Section 8.1(c), she shall receive the amount payable under Section 8.1(c) first and the amount payable under this Section 8.1(a)(ii) only to the extent it exceeds the amount payable under Section 8.1(c); and

            (iii)  any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any) and any accrued vacation pay that would be payable under the Company's standard policy, in each case to the extent not theretofore paid;

          (b)   for one year after the Date of Termination or until the Executive qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Company shall pay the Executive's premiums for health insurance benefit continuation for the Executive and her family members, if applicable, which the Company provides to the Executive under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the extent that the Company would have paid such premiums had the Executive remained employed by the Company (such continued payment is hereinafter referred to as "COBRA Continuation");

          (c)   an amount equal to fifty percent (50%) of the Annual Bonus that would have been paid to the Executive for the fiscal year in which the Date of Termination falls but for the termination of the Executive's employment;

          (d)   an amount as severance pay equal to one (1) times the Annual Base Salary for the fiscal year in which the Date of Termination occurs; and

          (e)   immediate vesting of all outstanding stock options previously granted to the Executive by the Company.

        8.2   Termination for Cause or Other Than for Good Reason

        If during the Employment Period the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company's obligation to pay the Executive (a) the Annual Base Salary through the Date of Termination, (b) the amount of any compensation previously deferred by the Executive, and (c) any accrued vacation pay that would be payable under the Company's standard policy, in each case to the extent theretofore unpaid.

        8.3   Expiration of Term

        In the event the Executive's employment is not terminated prior to expiration of the Term, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company's obligation to pay the Executive the product of (a) the Annual Bonus payable with respect to the fiscal year in which the Term expired and (b) a fraction the numerator of which is the number of days in the current fiscal year through the end of the Term and the denominator of which is three hundred sixty-five (365).

        8.4   Termination Because of Death or Total Disability

        If during the Employment Period the Executive's employment is terminated by reason of the Executive's death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or her legal representatives under this Agreement, other than the Company's obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable in the case of the Executive's death), and to provide COBRA Continuation.

        8.5   Payment Schedule

        All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 8, shall be made to the Executive within ten (10) working days of the Date of Termination. Any payments payable to the Executive pursuant to Section 8.1(c) and (d) hereof shall be made to the Executive in a lump sum within ten (10) working days of the Date of Termination.

        8.6   Cause

        For purposes of this Agreement, "Cause" means cause given by the Executive to the Company and shall include, without limitation, the occurrence of one (1) or more of the following events:

          (a)   a clear refusal to carry out any material lawful duties of the Executive or any directions of the Board or senior management of the Company, all reasonably consistent with the duties described in Section 3.2 hereof;

          (b)   persistent failure to carry out any lawful duties of the Executive described in Section 3.2 hereof or any directions of the Board or senior management reasonably consistent with the duties herein set forth to be performed by the Executive, provided, however, that the Executive has been given reasonable notice and opportunity to correct any such failure;

          (c)   violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

          (d)   current abuse by the Executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Executive; or any incident materially compromising the Executive's reputation or ability to represent the Company with investors, customers or the public; or

          (e)   any other material violation of any provision of this Agreement by the Executive, subject to the notice and opportunity-to-cure requirements of Section 11 hereof.

        8.7   Good Reason

        For purposes of this Agreement, "Good Reason" means

          (a)   the assignment to the Executive of any duties materially inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by Section 3.2 hereof or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (b)   any failure by the Company to comply with any of the provisions of Section 5 or Section 6 hereof, other than an isolated and inadvertent failure not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (c)   the Company's requiring the Executive to be based at any office or location other than that described in Section 3.3 hereof;

          (d)   any failure by the Company to comply with and satisfy Section 13 hereof; provided, however, that the Company's successor has received at least ten (10) days' prior written notice from the Company or the Executive of the requirements of Section 13 hereof; or

          (e)   any other material violation of any provision of this Agreement by the Company, subject to the notice and opportunity-to-cure requirements of Section 11 hereof.

        8.8   Excess Parachute Limitation

        If any portion of the payments or benefits for the Executive under this Agreement, the Severance Agreement, or any other agreement or benefit plan of the Company (including stock option plan) would be characterized as an "excess parachute payment" to the Executive under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive shall be paid any excise tax that the Executive owes under Section 4999 of the Code as a result of such characterization, such excise tax to be paid to the Executive at least ten (10) days prior to the date that she is obligated to make the excise tax payment. The determination of whether and to what extent any payments or benefits would be "excess parachute payments" and the date by which any excise tax shall be due, shall be determined in writing by recognized tax counsel selected by the Company and reasonably acceptable to the Executive.

9.     Representations, Warranties and Other Conditions

        In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

        9.1   Health

        The Executive is in good health and knows of no physical or mental disability that, with any accommodation that may be required by law and that places no undue burden on the Company, would prevent her from fulfilling her obligations hereunder. The Executive agrees, if the Company requests, to submit to reasonable periodic medical examinations by a physician or physicians designated by, paid for and arranged by the Company. The Executive agrees that the examination's medical report shall be provided to the Company.

        9.2   No Violation of Other Agreements

        The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement by which the Executive may be bound.

10.   Nondisclosure; Return of Materials

        10.1 Nondisclosure

        Except as required by her employment with the Company, the Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information without the prior written consent of the Company.

The Executive understands that the Company will be relying on this Agreement in continuing the Executive's employment, paying her compensation, granting her any promotions or raises, or entrusting her with any information that helps the Company compete with others.

        10.2 Return of Materials

        All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Executive at any time, or in her possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon request by the Company.

        10.3 Invention and Proprietary Information Agreement

        The parties have executed concurrently herewith the NeoRx Corporation Invention and Proprietary Information Agreement, in the form attached as Appendix B ("Invention Agreement") and acknowledge that their respective obligations thereunder, including, without limitation, Executive's obligation not to compete with the Company set forth in Section 7 thereof, shall apply to the entire period of Executive's employment with the Company and shall survive the execution of this Agreement, the termination of this Agreement and the termination of the Executive's employment with the Company.

11.   Notice and Cure of Breach

        Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (a), (b), (c) or (d) of Section 8.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

12.   Form of Notice

        Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Karen Auditore-Hargreaves 15430 SE 47th ST Bellevue, WA 98006
If to the Company:	NeoRx Corporation 300 Elliott Avenue West, Suite 500 Seattle, Washington 98119 Attn: President
With a copy to:	Perkins Coie LLP 1201 Third Avenue, 40th Floor Seattle, Washington 98101-3099 Attn: James R. Lisbakken

Except as set forth in Section 7.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

13.   Assignment

        This Agreement is personal to the Executive and shall not be assignable by the Executive.

        The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean NeoRx Corporation and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14.   Waivers

        No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15.   Amendments In Writing

        No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

16.   Applicable Law

        This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

17.   Arbitration; Attorneys' Fees

        Except in connection with enforcing Section 10 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the AAA Rules. The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of the American Arbitration Association. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator's decision shall be final and binding, and each party agrees to be bound to by the arbitrator's award, subject only to an appeal therefrom in accordance with the laws of the State of Washington. Either party may obtain judgment upon the arbitrator's award in the Superior Court of King, County, Washington.

        If it becomes necessary to pursue or defend any legal proceeding, whether in arbitration or court, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys' fees.

18.   Severability

        If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19.   Entire Agreement

        Except as described in Section 22 hereof, this Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter, including, without limitation, the Change of Control Agreement, dated May 13, 1999, between the parties, are hereby superseded and nullified in their entireties, except that the Invention Agreement shall continue in full force and effect to the extent not superseded by Sections 10.1 and 10.2 hereof.

20.   Withholding

        The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.   Counterparts

        This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.   Coordination With Severance Agreement

        The Severance Agreement that the parties are entering into contemporaneously with this Agreement provides for certain forms of severance and benefit payments in the event of termination of the Executive's employment. This Agreement is in addition to the Severance Agreement and in no way supersedes or nullifies the Severance Agreement. Nevertheless, it is possible that termination of employment by the Company or by the Executive may fall within the scope of both agreements. In such event, payments made to the Executive under Section 8.1 hereof shall be coordinated with payments made to the Executive under Section 5.1 of the Severance Agreement as follows:

          (a)   Accrued Obligations under this Agreement shall be paid first, in which case Accrued Obligations need not be paid under the Severance Agreement;

          (b)   COBRA Continuation under this Agreement shall be provided first, in which case COBRA Continuation need not be provided under the Severance Agreement; and

          (c)   The severance payment required under Section 8.1(d) hereof shall be paid first, in which case the severance payment required under Section 5.1(c) of the Severance Agreement need not be provided.

        IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

NEORX CORPORATION
By:	/s/ JACK L. BOWMAN Name: Jack L. Bowman Its: Executive Chairman
EXECUTIVE
By:	/s/ KAREN AUDITORE-HARGREAVES Name: Karen Auditore-Hargreaves

APPENDIX A

        For purposes of this Agreement, a "Change of Control" shall mean:

          (a)   A "Board Change" that, for purposes of this Agreement, shall have occurred if a majority (excluding vacant seats) of the seats on the Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated. An "Incumbent Director" is a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board; or

          (b)   The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) twenty percent (20%) or more of either (A) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors, or (ii) thirty-three percent (33%) or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or

          (c)   Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were the Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (d)   Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of the Company's assets.

APPENDIX B

NEORX CORPORATION

INVENTION AND PROPRIETARY INFORMATION AGREEMENT

        In an effort to define and clarify my rights and obligations as an employee and the rights and obligations of NeoRx Corporation and any of its subsidiaries and affiliates to which its employees are assigned (the "Company") and

        In recognition of the importance of confidential information, trade secrets and inventions to the Company and

        In consideration of my employment by the Company, any opportunities for advancement or reassignment that the Company may from time to time offer me, the training, contacts, experience and confidential information I will receive within the first month and throughout the course of such employment, the compensation paid to me in connection with such employment and any stock and/or stock options which have been or may be granted to me by the Company,

        I agree as follows:

        1.     For purposes of this Agreement the terms:

          (a)   "Inventions" means discoveries, developments, designs, improvements, inventions and works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon, whether or not reduced to writing or practice, and

          (b)   "Proprietary Information" means information and materials (biological, chemical or otherwise) not generally known or available outside the Company and information and materials entrusted to the Company by third parties. This includes, but is not limited to, trade secrets, confidential knowledge, ideas, mask works, source and object codes, biological materials such as nucleic acids, proteins, organisms, cell lines, antibodies or antigen source materials, or fragments thereof, and information which may relate, for example, to Inventions, research, development, manufacturing, business plans, personnel, purchasing, financial data, marketing or selling. Proprietary Information may include or may be contained in material such as drawings, samples, prototypes, data, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

        2.     All Proprietary Information which is made available to me or which I conceive, create, develop, reduce to practice, or compile, either alone or with others, during the term of my employment shall be the exclusive property of the Company, and I hereby assign to the Company my entire right, title and interest in all such Proprietary Information. I will preserve in confidence and will not disclose or use, either during or after the term of my employment, any Proprietary Information, except as required in my work for the Company or as authorized in writing by the Company. With respect to Proprietary Information received by the Company from a third party, I will abide by any additional terms and conditions (including limitations on use) imposed upon the Company by the third party of which I am aware. Upon termination of my employment or upon request, I will deliver to the Company all forms of materials in my possession that contain or embody any Proprietary Information.

        3.     I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other person or entity if and to the extent that such disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this paragraph will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

        4.     I hereby assign to the Company my entire right, title and interest in and to all Inventions that I conceive, create, develop or reduce to practice, either alone or with others, during the term of my employment. I will promptly and fully record and disclose to the Company in writing any such Inventions and Proprietary Information that I make, conceive, or develop, in whole or in part, and either solely or jointly with others during the entire term of my employment by the Company.

        NOTICE: Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee's own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

        5.     During or after my employment, upon the Company's request and at the Company's expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain, defend or enforce patents, copyrights and any other legal rights in the United States and foreign countries in Inventions and Proprietary Information covered by Paragraphs 2 and 4, and I will execute all papers and do any and all acts necessary to document the assignment and transfer to the Company of my entire right, title and interest in and to such Inventions and Proprietary Information. If, for any reason, the Company is unable to secure my signature on any paper required under this Paragraph 4, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for me, and in my behalf, to execute and process any such papers and to do all other lawful acts to further the intent of this Paragraph 5.

        6.     I have prepared and attached hereto a list of all Inventions, patent applications and patents conceived, created, developed or reduced to practice by me or with others prior to my employment with the Company, which are subject to prior agreements or which I desire to exclude from this Agreement, or if no such list is attached, I hereby represent and warrant that there are no such Inventions, patent applications or patents. If in the course of my employment with the Company, I use or incorporate into a product or process an Invention not assigned by Paragraph 4 of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest (with right to sublicense) to make, have made, use, sell, offer to sell and import such Invention without restriction.

        7.     In order to aid in the protection of the Inventions and Proprietary Information of the Company, during the term of my employment and for one (1) year thereafter, I will not, for my benefit or the benefit of others without the Company's written consent (a) engage in research or development with respect to the same or similar projects on which I was performing research or development for the Company or (b) directly or indirectly be employed or involved with any business unit developing or exploiting any products or services that are competitive with products or services (i) being developed or exploited by the Company during my employment and (ii) on which I worked or about which I learned Proprietary Information during my employment with the Company.

        8.     During the term of my employment and for one (1) year thereafter, I will not, directly or indirectly, recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company, to engage in activities competitive with the Company or not to provide future services to the Company. During the term of my employment and for one (1) year thereafter, I will not, directly or indirectly, solicit, induce or encourage in any way any strategic partners, customers, suppliers or vendors to terminate or reduce there relationship with the Company or not to enter into any business or relationship with the Company.

        9.     I acknowledge that any violation of this Agreement by me will cause irreparable injury to the Company and I agree that the Company will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        10.   This Agreement will be governed by and construed in accordance with the laws of the state of Washington (regardless of its choice-of-law provisions). I irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.

        11.   My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound.

        12.   I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company, or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company.

        13.   I agree and understand that nothing in this Agreement will confer any right with respect to continuation of my employment by the Company, nor will it interfere with the Company's right to terminate my employment at any time.

        14.   The obligations of this Agreement will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. If any obligation herein is held to be too broad to be enforced, it will be construed to be enforceable only to the full extent permitted by law. This Agreement is for the benefit of the Company, its successors and assigns (including all present and future subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor.

        I HAVE READ AND FULLY UNDERSTOOD THIS AGREEMENT.

Signature of Employee
Name of Employee (Please Print)
Date
Inventions listed on attached: ☐ Yes ☐ No
Signature of Witness for NeoRx Corporation
Name of Witness (Please Print)

QuickLinks

Exhibit 10.4
NEORX CORPORATION CHANGE OF CONTROL AGREEMENT
APPENDIX A
APPENDIX B NEORX CORPORATION INVENTION AND PROPRIETARY INFORMATION AGREEMENT